UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2 )
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BRIGHAM EXPLORATION COMPANY
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BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
NOTICE OF ADJOURNMENT OF THE
ANNUAL MEETING OF STOCKHOLDERS
Notice of Adjournment
     Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, on May 28, 2009 at 9:00 a.m. local time, has been adjourned and will be reconvened on June 19, 2009 at 9:00 a.m. local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730.
Reason for Adjournment
     Before the Annual Meeting of Stockholders was adjourned, the stockholders approved Proposal One (election of seven nominees to our Board of Directors), Proposal Two (appointment of KPMG LLP as our independent registered public accounting firm for 2009) and Proposal Three (amendment to the our 1997 Incentive Plan to increase the number of shares of common stock available for issuance under the plan). Subsequently, we adjourned the Annual Meeting of Stockholders until June 19, 2009 at 9:00 a.m. The Annual Meeting of Stockholders was adjourned due to an inaccurate statement in the Proxy Statement regarding the number shares required to approve and ratify Proposal Four (the grant of 200,000 non-plan stock options to our non-employee directors), and the effect of broker non-votes on Proposal Four.
Required Affirmative Vote
     The Proxy Statement incorrectly stated that Proposals Two, Three and Four required the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Instead, pursuant to our bylaws, Proposals Two, Three and Four required only the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting. The affirmative vote of a majority of the votes cast by stockholders entitled to vote present in person or represented by proxy at the Annual Meeting requires less affirmative votes than the affirmative vote of the holders of a majority of the shares outstanding on the record date.
     Proposals Two and Three were approved by a majority of the shares of common stock outstanding on the record date. As a result, even though the Proxy Statement incorrectly stated that we needed more affirmative votes than we actually did, we closed the polls on Proposals Two and Three since we obtained that number of affirmative votes.
Broker Non-Votes
     The Proxy Statement also incorrectly stated that broker non-votes on Proposals One, Two, Three and Four would effectively count as a vote against the proposals. Instead, the Proxy Statement should have said that broker non-votes would have no effect on Proposals One, Two, Three or Four.
     Proposal One was approved by a plurality of the shares entitled to vote thereon, present in person or represented by proxy at the Annual Meeting. Proposals Two and Three were approved by a majority of the shares of common stock outstanding on the record date. As a result, we closed the polls on Proposals One, Two and Three since we obtained the necessary affirmative vote even counting the broker non-votes as votes against the proposals.
Proposal Four
     Proposal Four was approved by the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, however, it was not approved by a majority of the shares of common stock outstanding on the record date. As a result, even though we obtained the number of affirmative votes necessary to approve Proposal Four as required by our bylaws, in an abundance of caution, we adjourned the Annual Meeting of Stockholders with respect to Proposal Four in order to prepare and distribute this proxy statement supplement clarifying that we only need the affirmative vote of a majority of the votes cast by the stockholders entitled to vote, present in person or represented by proxy at the Annual Meeting of Stockholders, to approve Proposal Four and that broker non-votes have no effect on Proposal Four.
     The polls for Proposal Four will remain open during the adjournment, and the record date for stockholders entitled to vote at the reconvened Annual Meeting of Stockholders remains April 28, 2009.

     If you have already delivered your proxy prior to receiving this letter, you do not need to take any action unless you wish to revoke or change your vote on Proposal Four. You may revoke a proxy at any time prior to its exercise by voting at a later time by Internet or telephone; voting in person at the adjourned meeting; or delivering to our Corporate Secretary a proxy with a later date or a written revocation of your proxy.
     This proxy statement supplement dated June 1, 2009, supplements the proxy statement and proxy statement supplement (which we refer to collectively as the “Proxy Statement”) filed with the Securities and Exchange Commission on April 30, 2009 and May 18, 2009, respectively, relating to the 2009 Annual Meeting of Stockholders of Brigham Exploration Company. Other than as described herein, this supplement does not modify or update the Proxy Statement in any way.